SETTLEMENT AGREEMENT

I.	PARTIES
This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice (the “United States”) and RedPath Integrated Pathology Incorporated (“RedPath”), (hereinafter jointly referred to as “the Parties”), through their undersigned counsel and/or authorized representatives

II.	PREAMBLE
As a preamble to this Agreement, the Parties agree to the following:
A.    RedPath Integrated Pathology Incorporated is a Pennsylvania licensed, independent clinical laboratory specializing in genomics-based cancer diagnostics and is located at 2515 Liberty Avenue, Pittsburgh, Allegheny County, Pennsylvania 15222. RedPath performs a patented molecular analysis test known as the PathFinder TG® (“PFTG”).
B.    The United States contends that RedPath submitted or caused to be submitted claims for payment to the Medicare Program (“Medicare”), Title XVII of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg. At all times relevant to this Settlement Agreement, RedPath was a Medicare provider.
C.    The United States contends that it has certain civil claims against RedPath under common law doctrines, including without limitation, payment by mistake and unjust enrichment, for engaging in the following conduct during the period from October 1, 2010 through September 30, 2012 and has demanded and continues to demand that RedPath pay damages to the United States arising from the Covered Conduct. The United States contends that RedPath submitted or caused to be submitted certain claims for payment to the Medicare for the PFTG test which were not in compliance with the 14-Day Rule, found at 42 U.S.C. §414.510 (as

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

amended Nov. 27, 2007) (hereinafter referred to as the “Covered Conduct”).
D.    RedPath denies that their claims are not in compliance with the 14-Day Rule and claims that it has defenses to these contentions; however, the United States maintains that its assertions are correct and accurate. This Agreement is neither an admission of liability by RedPath nor a concession by the United States that its claims are not well founded.
E.    To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III.	TERMS AND CONDITIONS
1.    RedPath agrees not to submit any further claims for reimbursement to Medicare for the PFTG test performed on specimens obtained during the period from October 1, 2010 through September 30, 2012; nor will RedPath appeal any denials of any claims for reimbursement for the PFTG test submitted to Medicare which were performed on specimens obtained during the period October 1, 2010 through September 30,2012 which have been submitted as of the date of this Agreement. Furthermore, RedPath agrees that if on or before December 31 of calendar years 2014,2015,2016, and 2017, RedPath has achieved total revenue of $9,000,000.00, it will tender a payment to the United States in the amount of $250,000.00; if RedPath has achieved total revenue of $12,000,000.00, it will tender a payment to the United States in the amount of $500,000.00; if RedPath has achieved total revenue of $16,000,000.00, it will tender a payment of $750,000.00 to the United States; and if RedPath has achieved total revenue of $20,000,000.00, it will tender a payment to the United States in the amount of $1,000,000.00, whichever is the greater amount in each calendar year 2014 through 2017. The obligation to make payments shall cease once a total of $3,000,000.00 is paid. Total Revenue

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

shall be determined on a GAAP basis and on standards set forth in the SEC’s SAB 104 which provides as follows: revenue generally is realized or realizable and earned when all of the following criteria are met: 1) Persuasive evidence of an arrangement exists; 2) Delivery has occurred or services have been rendered; 3) The seller’s price to the buyer is fixed or determinable; and 4) Collectability is reasonably assured.
The payment of $3,000,000.00 will satisfy any and all of RedPath’s obligations to pay any damages or fines resulting from the Covered Conduct under this Agreement.
Finally, if RedPath sells substantially all of its assets, merges with and into another entity (and the current stockholders of RedPath do not own at least a majority of the equity interests in the surviving entity to such a merger) or any person or entity who is not a current stockholder (or affiliate of a current stockholder) acquires a controlling interest in RedPath prior to payment of the maximum amount that may be owing by RedPath to the United States pursuant to this paragraph, RedPath agrees that as a condition to consummating any such transaction, RedPath shall obtain the acknowledgment and agreement of any entity that acquires substantially all of RedPath’s assets or any successor to RedPath by merger, that such acquiror or successor is bound by the terms of this Settlement Agreement (or in the instance of a change of control, the purchasing controlling stockholder shall acknowledge that this Settlement Agreement continues to be a valid and binding obligation of RedPath). RedPath understands that the United States may rescind the releases provided in Paragraph 3 below, if RedPath fails to obtain any such acknowledgment and agreement as provided above.
2.    RedPath agrees to pay the amounts set forth in Paragraph 1, above, by electronic funds transfer pursuant to written instructions to be provided by the Financial Litigation Unit of the United States Attorney’s Office for the Western District of Pennsylvania within 90 days of

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

the end of calendar years 2014, 2015, 2016, and 2017 respectively. Contemporaneously with its payments, RedPath will provide complete copies of the final audited and certified financial statements for the years then ended to United States Attorney’s Office.
3.    Subject to the exceptions in Paragraph 4, below, in consideration of the obligations of RedPath set forth in this Agreement, conditioned upon RedPath’s fulfillment of the terms and conditions set forth in Paragraph 1, above, and subject to Paragraph 10, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States agrees to release RedPath together with its current and former parent corporations, shareholders, officers, directors, and the successors and assigns of any of them from any civil claim the United States has or may have under the common law theories of payment by mistake and unjust enrichment for the Covered Conduct.
4.    Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including RedPath) are the following:
a.    Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.    Any criminal liability;
c.    Except as explicitly stated in this Agreement, any administrative liability, including permissive or mandatory exclusion from Federal health care programs;
d.    Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct; and
e.    Any liability based upon such obligations as are created by this

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

Agreement.
5.    RedPath waives and shall not assert any defenses RedPath may have to any criminal prosecution relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
6.    RedPath fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that RedPath has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.
7.    This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 8, below.
8.    RedPath waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
9.    The Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to RedPath, within the meaning of 11 U.S.C.

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

§ 547(c)(l); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which RedPath was or became indebted, on or after the date of this transfer, all within the meaning of 11 U.S.C. § 548(a)(1).
10.    If, within 91 days of the Effective Date of this Agreement or any payment made under this Agreement, RedPath commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of RedPath’s debts, or seeking to adjudicate RedPath as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for RedPath or for all or any substantial part of RedPath’s assets, RedPath agrees as follows:
a.    RedPath’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and RedPath shall not argue or otherwise take the position in any such case, proceeding, or action that: (I) RedPath’s obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) RedPath was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to RedPath.
b.    If RedPath’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

Agreement, and bring any civil and/or administrative claim, action, or proceeding against RedPath for the claims that would otherwise be covered by the releases provided in Paragraph 3 above RedPath agrees that (I) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude RedPath from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and RedPath shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) RedPath shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings that are brought by the United States within 60 calendar days of written notification to RedPath that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the date of execution of this agreement;
c.    RedPath acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.
11.    Each Party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
12.    RedPath represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever and that RedPath has been advised with respect hereto by counsel.
13.    This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Western District of Pennsylvania.

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

14.    This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
15.    The individuals signing this Agreement on behalf of RedPath represent and warrant that they are authorized by RedPath to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.
16.    This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
17.    This Agreement is binding on RedPath’s successors, transferees, heirs, and assigns.
18.    This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

FOR THE UNITED STATES OF AMERICA, U.S. DEPARTMENT OF JUSTICE:

DATED: 1-28-13	BY: /s/ David J. Hickton DAVID J. HICKTON United States Attorney Western District of Pennsylvania

DATED: 1/28/13	BY: /s/ Michael A. Comber MICHAEL A. COMBER Office of the United States Attorney for the Western District of Pennsylvania

DATED: 1/28/13	BY: /s/ Philip P. O’Connor, Jr. PHILIP P. O’CONNOR, JR. Office of the United States Attorney for the Western District of Pennsylvania

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1

FOR REDPATH INTEGRATED PATHOLOGY INCORPORATED

DATED: 1-28-13	BY: /s/ Dennis Smith Dennis Smith, M.D. Chief Executive Officer RedPath Integrated Pathology Incorporated

DATED: 1-28-13	BY: /s/ Tina O. Miller Tina O. Miller, ESQ. Counsel for RedPath Integrated Pathology Incorporated

Settlement Agreement: the United States of America
and RedPath Integrated Pathology Incorporated

#32619493 v1